Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Current Report on Form 8-K/A of Equity Bancshares, Inc. of our report dated January 28, 2026, with respect to the consolidated financial statements of Frontier Holdings, LLC for each of the years in the two-year period ended September 30, 2025, included herein.

We further consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-209862, 333-217197, 333-225220, 333-232826, 333-264988, 333-279114) and Form S-3 (Nos. 333-289491) of Equity Bancshares, Inc. of our report dated January 28, 2026, with respect to the consolidated financial statements of Frontier Holdings, LLC as of and for each of the years in the two-year period ended September 30, 2025, included herein.

/s/ Forvis Mazars, LLP

Omaha, Nebraska
March 18, 2026